Contact:	Michael Mellon President (219) 836-5870	FOR IMMEDIATE RELEASE

January 23, 2008

AMB FINANCIAL ANNOUNCES QUARTERLY AND ANNUAL RESULTS ALONG WITH THE DECLARATION OF A CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that a net loss was reported for the fourth quarter ended December 31, 2007 which totaled ($23,000), or ($.02) per diluted share, compared to net income of $63,000, or $.06 per diluted share reported for the quarter ended December 31, 2006. The decline in income is attributable to a decrease in net interest income, an increase in the provision for loan losses, and an increase in non-interest expense, partially offset by an increase in non-interest income and an increase in income tax benefits. Return on average equity and return on average assets were (0.64%) and (0.05%), respectively, in the current quarter compared to 1.72% and 0.14% in last year’s comparable period.

AMB Financial Corp. also announced that it would pay a regular cash dividend of $.09 per share for the quarter ended December 31, 2007. The dividend will be payable on February 15, 2008 to the shareholders of record on February 1, 2008.

Results for the Quarter Ended December 31, 2007 Compared to the Quarter Ended December 31, 2006

The net interest margin declined by 19 basis points to 2.27% for the three months ended December 31, 2007 compared to 2.46% for the three months ended December 31, 2006, due primarily to a flat yield curve during the last year. Net interest income declined by $103,000 to total $875,000 in the current quarter compared to $978,000 for last year’s fourth quarter. The decrease in net interest income between the periods was due in substantial part to the reduction in interest-earning assets of $3.9 million that resulted primarily from our investment of $3.5 million in the new branch office located in Schererville, Indiana which is scheduled to open in the second quarter of 2008, as well as our share repurchase program which acquired $947,000 of common stock during 2007. Asset yields decreased to 6.37% in the current quarter compared to 6.47% in the prior year’s quarter.

The average balance of interest-bearing liabilities also decreased by $1.6 million between the periods with a decline in the average balance of deposit accounts of $1.2 million and a decline in the average balance of borrowed money of $413,000. The average cost of the Company’s deposits increased to 3.62% for the fourth quarter of 2007 from 3.46% for the fourth quarter of 2006 as deposit customers continue to gravitate toward higher yielding accounts. The average cost of the Company’s borrowings decreased to 5.43% for the fourth quarter of 2007 from 5.78% for the fourth quarter of 2006 due primarily to the Company’s restructuring of its $5.0 million capital trust preferred issue. It is hoped that the decline in the Company’s net interest margin will abate in future periods as a result of the recent decline in short-term interest rates.

Non-interest income increased by $99,000 to $311,000 in the current quarter, compared to $212,000 reported in last year’s fourth quarter. The increase in non-interest income was primarily attributable to a $6,000 gain on the sale of real estate owned during the current quarter as compared to a $111,000 loss on the sale of real estate owned during the fourth quarter of last year and an increase of $16,000 from the NOW account overdraft protection program, due to higher volumes of overdraft activity. Partially offsetting these increases was a $42,000 reduction in trading securities gains.

Non-interest expense increased by $78,000 between the periods and totaled $1.2 million at December 31, 2007. Occupancy and equipment expenses increased $20,000 due in part to higher real estate taxes on the Company’s branch offices. Data processing costs increased by $10,000 relating to increased internet banking activity. Professional fees increased by $39,000 due in part to legal fee increases of $11,000 primarily related to lending activities and increased fees of $21,000 relating to consulting matters. Other operating expenses increased by $15,000 due primarily to increased real estate owned expenses. Offsetting these increases was a $13,000 reduction in compensation expense due to reduced salaries, pension costs and year end incentive bonuses which more than offset an expense related to the employee stock ownership plan. The Company elected to fund the employee stock ownership plan and eliminate any management bonus for 2007. It is anticipated that our occupancy and equipment, compensation and certain other expenses will increase significantly in 2008 as a result of the opening of our new branch office.

The Company recorded a provision for loan losses of $47,000 during the quarter as compared to $35,000 during the prior year’s quarter. The higher provision during the current year’s quarter was primarily the result of managements’ periodic assessment of the allowance for loan losses on loans. Based upon managements’ assessment, appropriate provisions are made to maintain the adequacy of the allowance to cover probable losses in the loan portfolio. The amount of the allowance is based on estimates and ultimate losses may vary from such estimates. During the current quarter, the Bank charged-off $191,000 of loans, including $188,000 on a land development loan, which was subsequently transferred to real estate owned. The Bank’s general allowance for loan losses totaled $737,886 at December 31, 2007, which was equal to 28.5% of non-performing loans and .50% of net loans receivable.

The Company recorded an income tax benefit of $42,000 for the quarter ended December 31, 2007 compared to an income tax benefit of $34,000 in the year ago quarter. The current quarter’s tax benefit was generated by favorable permanent tax adjustments. The prior year’s tax expense was positively impacted by the recognition of approximately $35,000 in low-income housing tax credits. No low-income housing tax credit was recorded in the current quarter due to no book taxable income to offset, however, if in future quarters, sufficient book taxable income is evident, the tax credits will be utilized which will have the effect of lowering the effective tax rate.

Results for the Year Ended December 31, 2007 compared to the Year Ended December 31, 2006

Diluted earnings per share decreased to $.05 for the year ended December 31, 2007 compared to $.64 in the prior year. For the year ended December 31, 2007, net income totaled $48,000 compared to $648,000 in the prior year. Return on average equity and average assets for the year ended December 31, 2007 was .34% and .03%, respectively, compared to 4.48% and .37%, respectively, for the year ended December 31, 2006.

Net interest income totaled $3.6 million for the year ended December 31, 2007, compared to $4.2 million for the year ended December 31, 2006, representing a decline of $625,000. The net interest margin decreased to 2.29% in the year compared to 2.69% a year ago. The net interest margin declined between the periods primarily due to an increase in the average cost of interest-bearing liabilities in a flat yield curve environment.

Non-interest income decreased by $243,000 due in part to a $161,000 decline in service fee income, primarily in loan fees due to a decline in origination activity and accounts receivable program fees due to a decline in volume, a $43,000 decline in income from trading securities, a $21,000 decline in gains on the sale of assets for which the Company recorded a $39,000 gain on the sale of stock in the Bank’s data processing provider during the prior year, a $9,000 increase in losses on the sale of real estate owned properties, and a $17,000 reduction in income from real estate held for development. The Company has invested in real estate development projects consisting of purchasing single-family building lots and the subsequent construction on those lots. Due to the slowdown in the real estate market, sales activity and related income has declined in the current year. At December 31, 2007, the Company’s $2.0 million investment in real estate development projects consisted of three substantially completed single-family dwelling units and four vacant lots. All of the properties are currently or are in the process of being listed for sale.

Non-interest expense increased by $24,000 between the periods primarily due to a $10,000 increase in occupancy expenses, a $28,000 increase in data processing expenses, a $95,000 increase in professional fees, and a $47,000 increase in other expenses. The increase in professional fees was partially impacted by a $45,000 increase in legal fees related to lending activities and holding company issues as well as a $42,000 increase in professional fees regarding consulting matters. The increase in other expenses of $47,000 was partially impacted by a $30,000 loss incurred on a fraudulent check. Partially offsetting these increases was a decline in compensation and benefits of $71,000 and advertising costs of $85,000. The decline in compensation and benefits was due to a $39,000 decrease in stock option compensation expense and an $87,000 reduction in the management incentive program, which was partially offset by the $50,000 contribution to the employee stock ownership plan of the Company, discussed above. The decrease in advertising was due to the Company not undertaking as many promotions during the current year as compared to the prior year. At December 31, 2007, the Company had fully utilized its FDIC insurance credit. As a result, federal deposit insurance premiums are expected to amount to approximately $90,000 annually beginning in 2008.

Loan loss provisions totaled $133,000 in the current year compared to $248,000 in the year ago period. The prior year period includes $108,000 of additional provision for establishing a loan loss reserve against a non-residential loan, which was subsequently charged off.

Balance Sheet and Capital

Total assets of the Company decreased by $7.5 million to $174.8 million at December 31, 2007 from $182.3 million reported at December 31, 2006. The decrease in assets during the current year was a result of a $6.8 million decline in cash and cash equivalents, which was used in part to fund net deposit outflows as well as the cost of the new branch office facility. Investment securities declined by $1.5 million as maturing or called securities were not replaced. Net loans receivable declined by $2.7 million due to a slowdown in loan origination activity as the balance of net loans receivable declined to $148.0 million at December 31, 2007 from $150.7 million at December 2006. Due to a decline in mortgage demand, loan originations and purchases decreased to $50.0 million for the year ended December 31, 2007 compared to $56.6 million in the prior year period. During the current year, the Company sold $1.4 million of newly originated long-term fixed rate loans to the Federal Home Loan Bank of Indianapolis in an effort to reduce interest rate risk exposure. Office properties and equipment increased $3.4 million primarily due to the construction of a branch office located in Schererville, Indiana, which is projected to be completed in the second quarter of 2008.

Deposits decreased by $6.0 million to $118.9 million at December 31, 2007, with passbook accounts declining by $700,000, checking and money market accounts declining by $3.0 million, and certificate of deposit balances declining by $2.3 million. Borrowed funds declined by $404,000. The Company reduced net borrowings from the FHLB of Indianapolis by $700,000 during 2007. During the first quarter of 2007, the Company repaid its $5.0 million trust preferred issued and replaced it with a new $3.0 million trust preferred issue at a reduced rate and a $2.0 million borrowing that is scheduled to mature annually. The Company also borrowed an additional $300,000 from a third-party lender for general operating purposes during the current year.

As of December 31, 2007, stockholders’ equity in AMB Financial Corp. totaled $13.5 million. During the current year, the Company repurchased 62,184 shares of common stock at an average price of $15.23. The number of common shares outstanding at December 31, 2007 was 984,166 and the book value per common share outstanding was $13.67. The Bank’s tangible, core and risk-based capital percentages of 8.86%, 8.86% and 14.13%, respectively, at December 31, 2007 exceeded all regulatory requirements and categorize the Bank as well capitalized under OTS guidelines.

Non-performing assets decreased during the past year to $3.3 million or 1.91% of total assets as of December 31, 2007 compared to $3.8 million or 2.06% of total assets at December 31, 2006. Included in non-performing assets at December 31, 2007 is $750,000 in real estate owned consisting of one non-residential parcel totaling $403,000 located in Highland, Indiana and thirty-two vacant land parcels located in near Indianapolis, Indiana totaling $347,000. The real estate owned properties are valued at the lower of cost or managements’ estimate of net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Dec. 31	Dec. 31
	2007	2006
	(Unaudited)

Total assets	174,754	182,282
Loans receivable, net	148,025	150,701
Mortgage-backed securities	858	1,252
Investment securities and interest bearing deposits	4,156	10,772
Deposits	118,882	124,858
Borrowed money	35,913	34,318
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	3,000	5,000
Stockholders' equity	13,453	14,661

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2007	2006	2007	2006

Total interest income	$2,462	2,566	10,037	10,027
Total interest expense	1,587	1,588	6,442	5,807
Net interest income	875	978	3,595	4,220
Provision for loan losses	47	35	133	248
Net interest income after provision for
loan losses	828	943	3,462	3,972
Non-interest income:
Fees and service charges	265	249	978	1,139
Rental Income	39	35	148	139
Gain (loss) on trading securities	(35)	7	(33)	10
Gain (loss) on sale of real estate owned	6	(111)	(88)	(79)
Loss from investment in joint venture	0	(5)	(45)	(41)
Gain on sale of other assets	0	0	18	39
Income from real estate held for development	0	0	34	51
Increase in cash surrrender value of life insurance	31	31	126	123
Other operating income	5	6	23	23
Total non-interest income:	311	212	1,161	1,404
Non-interest expense:
Staffing cost	570	583	2,256	2,327
Advertising	57	51	165	250
Occupancy and equipment costs	121	101	438	428
Data processing	125	115	504	476
Professional fees	94	55	401	306
Federal deposit insurance premiums	5	4	16	16
Other	232	217	853	806
Total non-interest expense	1,204	1,126	4,633	4,609
Income (loss) before income taxes	(65)	29	(10)	767
Income tax expense (benefit)	(42)	(34)	(58)	119
Net income (loss)	$(23)	63	48	648

Earnings (loss) per share
Basic	$(0.02)	$0.06	$0.05	$0.64
Diluted	$(0.02)	$0.06	$0.05	$0.64

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Performance Ratios (annualized):
Return on average assets	-0.05%	0.14%	0.03%	0.37%
Return on average equity	-0.64	1.72	0.34	4.48
Average yield on interest-earning assets	6.37	6.48	6.39	6.40
Average cost of interest-bearing liabilities	4.04	4.01	4.08	3.71
Interest rate spread	2.33	2.47	2.31	2.69
Net interest margin	2.27	2.46	2.29	2.69
Efficiency ratio	101.52	94.60	97.42	82.52
Non-interest expense to average total assets	2.73	2.54	2.61	2.63
Average interest earning assets to average
interest-bearing liabilities	.98x	1.00x	.99x	1.00x

Weighted average common shares outstanding:
Basic	997,262	1,052,903	1,024,578	1,011,735
Diluted	999,252	1,057,658	1,029,101	1,015,129

	At	At
	Dec. 31	Dec. 31
	2007	2006

Quality Ratios:
Non-performing assets to total assets	1.91%	2.06%
Allowance for loan losses to non-performing loans	28.46	25.65
Allowance for loan losses to loans receivable, net	0.50	0.45

Capital Ratios:
Stockholders' equity to total assets	7.70	8.04
Tangible capital ratio (Bank only)	8.86	8.74
Core captial ratio (Bank only)	8.86	8.74
Risk-based capital ratio (Bank only)	14.13	14.93
Average equity to average assets	8.01	8.28

Other Data:
Number of full service offices	3	3